Exhibit 4.3

COMMON STOCK DELIVERY AGREEMENT

This Common Stock Delivery Agreement (the “Agreement”) is being made as of the 4th day of April, 2007 by and between Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), and Strategic Hotel Funding, L.L.C., a Delaware limited liability company (“SH Funding”).

RECITALS

WHEREAS, the Company is the sole managing member of SH Funding; and

WHEREAS, SH Funding and the Company have entered into a Purchase Agreement, dated March 29, 2007, to sell to Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. (together, the “Initial Purchasers”), providing for the sale to the Initial Purchasers by SH Funding of $150,000,000 aggregate principal amount of its 3.50% Exchangeable Senior Notes due 2012 (the “Notes”) (or up to $180,000,000 aggregate principal amount of Notes if the Initial Purchasers exercise their option to purchase additional Notes in full), to be issued pursuant to the provisions of an Indenture, dated as of the date hereof (the “Indenture”) among SH Funding, the Company and LaSalle Bank National Association, as trustee (the “Trustee”), which Notes shall be exchangeable for shares of Common Stock, par value $.01 per share, of the Company (“Common Stock”), under certain circumstances in the manner described in the Indenture; and

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants contained herein, the parties agree as follows:

AGREEMENT

1. If SH Funding determines, in its sole discretion, to deliver Common Stock, in whole or in part, upon an exchange of the Notes by a holder in accordance with the terms of the Notes and the Indenture, the Company agrees to issue to SH Funding for delivery to such holder the number of shares of Common Stock determined by SH Funding to be delivered to such holder in respect of the Notes exchanged, and SH Funding hereby directs the Company to deliver such shares of Common Stock to such holder on behalf of SH Funding in accordance with the terms of the Notes and the Indenture.

2. SH Funding agrees to issue to the Company on a concurrent basis a number of “Membership Units” (as defined in the Limited Liability Company Agreement of SH Funding, as amended from time to time) equal in number to the number of shares of Common Stock issued by the Company pursuant to this Agreement.

3. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b) No provision of this Agreement may be amended, modified or waived, except in writing signed by both parties.

(c) In the event that any claim of inconsistency between this Agreement and the terms of the Indenture arise, as they may from time to time be amended, the terms of the Indenture shall control.

(d) If any provision of this Agreement shall be held illegal, invalid or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between the parties hereto to the full extent permitted by applicable law.

(e) This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

(f) This Agreement may not be assigned by either party without the prior written consent of both parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

STRATEGIC HOTELS FUNDING L.L.C.

By:	Strategic Hotels & Resorts, Inc., its sole managing member, a Maryland Company

By:	/s/ Paula Maggio

Name:	Paula Maggio

Title:	Vice President & General Counsel

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Paula Maggio
Name:	Paula Maggio
Title:	Vice President & General Counsel